Exhibit 16.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
 ________________

      PCAOB REGISTERED

August 7, 2009

U. S. Securities and Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:   Georgia International Mining Corp.

Dear Sirs:

We were previously the principal auditors for Georgia International Mining Corp. and we reported on the financial statements of Georgia International Mining Corp. for the period from inception, January 19, 2005 to March 31, 2009.  We have read Georgia International Mining Corp.'s statements under Item 4 of its Form 8-K, dated March 31, 2009, and we agree with such statements.

For the most recent fiscal period through to March 31, 2009, there have been no disagreements between Georgia International Mining Corp. and Moore & Associates, Chtd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moore & Associates, Chtd. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Moore & Associates
Moore & Associates, Chartered
Las Vegas, Nevada

6490 West Desert Inn Road, Las Vegas, NV 89146
(702) 253-7499 Fax (702) 253-7501